Exhibit 12

700 12th Street, NW Washington, DC 20005

March 12, 2020

Board of Directors
StartEngine Crowdfunding, Inc.

To the Board of Directors:

We are acting as counsel to StartEngine Crowdfunding, Inc. (the “Company”) with respect to the preparation and filing of an offering statement on Form 1-A. The offering statement covers the contemplated sale of up to 4,444,444 shares of the Company’s Common Stock and up to 111,111 shares of the Company’s Series T Preferred Stock, as well as the Common Stock into which the Series T Preferred Stock may convert.

In connection with the opinion contained herein, we have examined the offering statement, the fifth amended and restated certificate of incorporation, the amended and restated bylaws, the minutes of meetings of the Company’s board of directors, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

We are opining herein as to the effect on the subject transactions only of the laws of the State of State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, including federal law.

Based upon the foregoing, we are of the opinion that the shares of Common Stock and Series T Preferred Stock, and the Common Stock into which the Series T Preferred Stock may convert, being sold pursuant to the offering statement are duly authorized and will be, when issued in the manner described in the offering statement, legally and validly issued, fully paid and non-assessable.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

We further consent to the use of this opinion as an exhibit to the offering statement.

Yours truly,

 /s/ CrowdCheck Law LLP

CrowdCheck Law LLP

By Jamie Ostrow, Partner